Exhibit 7

CORPORATE OPPORTUNITIES FUND, L.P.

CORPORATE OPPORTUNITIES FUND (INSTITUTIONAL), L.P.

126 EAST 56TH STREET, 28TH FLOOR

NEW YORK, NEW YORK 10022

February 12, 2004

via Fedex and Facsimile (510) 400-0715

Questcor Pharmaceuticals, Inc.

3620 Whipple Road

Union City, California 94587

Attention:	Timothy E. Morris
Sr. VP Finance & Administration, CFO

Re:	Notice to Increase Restricted Ownership Percentage
of Series B Convertible Preferred Stock and Warrant

Gentlemen:

Pursuant to Section 10(g)(1) of the Certificate of Determination of Series B Convertible Preferred Stock (the “Certificate”) of Questcor Pharmaceuticals, Inc., a California corporation (the “Company”), and pursuant to Section 2(c)(1) of the Common Stock Purchase Warrant, dated as of January 15, 2003 (the “Warrant”), to purchase shares of Common Stock of the Company held by each of Corporate Opportunities Fund, L.P. and Corporate Opportunities Fund (Institutional), L.P., both Delaware limited partnerships (each a “Holder” and together, the “Holders”), we hereby notify you, effective as of the date hereof, that each Holder:

(i) has increased its Restricted Ownership Percentage (as defined in the Certificate) from 9.9% to 19.9%; and

(ii) has increased the Restricted Ownership Percentage (as defined in the Warrant) of the Holder from 9.9% to 19.9%.

Each Holder reserves its right to further increase or to decrease its Restricted Ownership Percentage from time to time in accordance with the Certificate and the Warrant. Please confirm and acknowledge receipt of this notice by executing the attached Confirmation and returning it to the undersigned in the enclosed return Fedex envelope.

Sincerely,

Corporate Opportunities Fund, L.P.

Corporate Opportunities Fund (Institutional), L.P.

By: SMM Corporate Management, LLC,

       general partner

By:

Name:	James C. Gale
Title:	Manager

Confirmation

The undersigned acknowledges receipt of notice from Corporate Opportunities Fund, L.P. and Corporate Opportunities Fund (Institutional), L.P. (the “Funds”) that each has increased its Restricted Ownership Percentage from 9.9% to 19.9% effective as of February 12, 2004.

Questcor Pharmaceuticals, Inc.

By:

Timothy E. Morris Chief Financial Officer

Date: